Exhibit 99.2

                   FOR IMMEDIATE RELEASE -- FEBRUARY 26, 1996

                              DANIEL GREEN COMPANY

         Daniel Green Company of Dolgeville, New York today announced the following corporate developments:

         Year-End Results: The Company reported sales in 1995 of $23,560,772, with an after-tax loss for 1995 of $853,761 or $0.82 per share. This included a one-time charge against raw material inventory of $511,686 taken in the fourth quarter. Comparable figures for 1994 were sales of $23,214,609 and net earnings of $635,328 or $0.61 per share. The 1995 operating loss is primarily the result of the sharp reduction in retail sales in the fourth quarter which led to a significant drop in orders for the Company's basic slipper line, and a corresponding curtailment of production during the fourth quarter.

         Review of Company Strategy: As a result of the 1995 results, the Company undertook a thorough analysis of all aspects of its business. The result of this review has been to revise substantially the Company's product mix and its production sources. This refocusing of the product mix resulted in the one time charge against inventory. To capitalize on its principal strengths, the Company will allocate increased resources to slippers and a more streamlined group of boots and casuals will be developed. To the extent the Company can efficiently manufacture product at its production facilities in Dolgeville, it will continue to do so; other products will be imported or partially out-sourced, as has become the trend in the shoe industry. Significant work force reductions will accompany this change in business strategy. In announcing this change, Warren Reardon, President of Daniel Green stated: "Although we are disappointed with 1995's results we believe our revised strategies for 1996 and beyond will lay the foundation for improved results."

         Shareholder Rights Plan: The Company also announced today that its Board of Directors has adopted a Shareholder Rights Plan designed to protect company stockholders in the event of an unsolicited attempt to acquire the Company that could deny stockholders the full value of their investment.

         Terms of the rights plan provide for a dividend distribution of one right for each share of common stock of the Company to holders of record at the close of business on February 29, 1996. The rights will become exercisable only in the event that, with certain exceptions, an acquiring party accumulates (or announces an offer to acquire) 20% or more of the Company's common stock. The rights will expire on February 8, 2006. Each right will entitle the holder to buy one share of common stock at a price of $25.00. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either the Company's stock or shares in an "acquiring entity" at half of market value. The Company will be entitled to redeem the rights at $.01 per right at any time until the tenth day following the acquisition of 20% of its common stock. Alternatively, the Company can cause the rights to be exchanged at no cost for an equivalent number of shares of common stock.

         Commenting on the rights plan, Mr. Reardon said, "The Board of Directors believes that this plan represents a sound and reasonable means of safeguarding the interests of our stockholders and protecting stockholder value. Our plan is similar to those adopted by a large number of other public companies. Full details of the new rights plan will be mailed to all stockholders."